Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN AUTHORIZES $55 MILLION STOCK BUYBACK PROGRAM

AKRON, Ohio - April 8, 2014 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that its Board of Directors approved a new share repurchase program (“Program”) authorizing the Company to buy back up to $55 million of its common stock in the open market or in privately negotiated transactions, subject to market and other conditions. Purchases will take place over a three-year period ending April 2, 2017, when the Program expires, and there is no guarantee as to the exact number of common shares that will be repurchased. The Program may be modified, suspended or terminated by the Company at any time.

The new Program replaces the Company’s previous share repurchase program, which was authorized on April 1, 2011, and expired March 31, 2014. Under the previous program, shares valued at $55.5 million remained authorized for repurchase.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,500 people and has 38 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2013. Additional information about A. Schulman can be found at www.aschulman.com.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com